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                 May 10, 2023

       Krishna Gupta
       Interim CEO
       Presto Automation Inc.
       985 Industrial Road
       San Carlos, CA 94070

                                                        Re: Presto Automation
Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed May 1, 2023
                                                            File No. 333-271551

       Dear Krishna Gupta:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Mariam Mansaray, Staff Attorney, at (202) 551-5176 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Laura Katherine Mann